Exhibit 1.1




               CardioDynamics Reports 21st Consecutive Quarter of
             Year-Over-Year Revenue Growth and 24% Increase in Third
                               Quarter 2003 Sales



    SAN DIEGO--(BUSINESS WIRE)--Sept. 18, 2003--

   Company Posts 146% Increase in Net Income and 90% Increase in Sensor Revenue

    CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology and manufacturer of BioZ(R) noninvasive cardiac function monitoring systems, today announced record sales, its 21st consecutive quarter of year-over-year revenue growth, and a 24% increase in third quarter 2003 sales over the same period in the prior year.

    Third Quarter 2003 Results:

    Net sales for fiscal third quarter 2003 were $7.8 million, an increase of 24% over sales of $6.3 million for the same period in fiscal 2002. Gross margin for the third quarter 2003 was 77.4% of sales, compared with 77.5% for the same period last year. The company recorded net income of $833,000 for the third quarter, up 146%, or $0.02 per share, compared with net income of $339,000, or $0.01 per share reported in third quarter 2002. The improvement in net income was primarily due to higher sales volume, increased leverage from the company's sales and marketing investment, and increased overall employee productivity. For the nine months ended August 31, 2003, net income was $1.5 million, compared with a net loss of $244,000 for the same nine-month period in 2002.
    Research and development expenses in the third quarter were $782,000, an increase of 40% over the same quarter last year, and were largely attributable to the joint ICG/ECG product development with Philips Medical Systems.

    Operating Highlights:

    During third quarter 2003, 199 BioZ Systems were sold, increasing the total number of BioZ Systems shipped to nearly 2,800, up 36% from one year ago. Sensor revenue in the third quarter 2003 was $1,473,000 (19% of sales), up 90% over sensor revenue of $774,000 (12% of sales) for the same quarter in fiscal 2002.
    Cash flow from operations for the third quarter 2003 was $637,000, an improvement of $440,000 compared with third quarter 2002. This represents the fifth consecutive quarter of positive cash flow from operations. The company ended the quarter with $7.8 million in cash and short-term investments (up $1.3 million over the same period last year), and remains essentially debt-free.

    CEO Comments and Outlook:

    Michael K. Perry, CardioDynamics' chief executive officer, stated, "We are pleased to report our 21st consecutive quarter of year-over-year revenue growth and 6th successive quarter of profitability. The strong progression in recurring sensor revenue, at nearly 19% of sales, is especially encouraging. Our clinical sales specialist team has enabled us to improve customers' clinical understanding of ICG and maximize office workflow integration. The quarter was also highlighted by two new analysts initiating coverage on the company with 'buy' recommendations, a significant increase in our institutional ownership -- now close to 40%, an ICG study published in the CHEST journal, and the appointment of Ron Merriman to our board of directors."
    Perry added, "We are on track to complete a strong year and record our second year of profitability. I am proud of our dedicated team and the level of service we are providing our customers. We feel we have the financial strength to execute our aggressive business plan, advance our technology, and further position the company for future partnerships and growth opportunities. This is an exciting time for our noninvasive ICG technology -- with the support of the medical and investment community, we are making a genuine contribution to healthcare."

    Additional Highlights & Key Accomplishments:

    -- Sale of Paulson Trust Stock: Sale of 500,000 shares from the Allen E. Paulson Trust and 250,000 shares owned personally by the Trustee, J. Michael Paulson to an institutional investor in a privately negotiated transaction. Private sales of Paulson shares in 2003 total 1.75 million shares.

    -- Addition of Board Member: Ronald L. Merriman, who qualifies as an "independent director" under Nasdaq rules and as "financial expert" under the Sarbanes-Oxley Act of 2002, was appointed to the company's board of directors and will also serve as the chairman of the Audit Committee.

    -- Publication of Independent Clinical Study: An ICG study,
Impedance Cardiography: The Next Vital Sign Technology, was published in CHEST, an official publication of the American College of Chest Physicians.

    -- New Analyst Coverage: Anthony Green, Senior Research Analyst at Craig-Hallum Capital Group, LLC, and Adina Dodi, Equity Analyst at B. Riley & Co., initiated coverage on the company with "buy" recommendations.

    -- Ernst & Young's Entrepreneur of the Year Award: The company's CEO Michael K. Perry and President Rhonda F. Rhyne were named Ernst & Young's 2003 San Diego's Entrepreneur of the Year in the medical products and technology category.

    Conference Call Information:

    Michael K. Perry, chief executive officer, and Steve P. Loomis, chief financial officer, will host a summary of CardioDynamics' third quarter results in a conference call today at 4:30 p.m. (EDT). To access the conference call, dial 800-346-7359 (Code 7784). International participants can call 973-528-0008 (Code 7784). A replay of the call will be available for two weeks following the call at 800-332-6854 (Code 7784). International callers can call 973-528-0005 (Code 7784). A Webcast of the conference call is available at http://www.irconnect.com/primecast/03/q3/cdic_3q2003.html.

    About CardioDynamics:

    CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The company's BioZ(R) Systems are being used by leading physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Medical Systems Information Technologies, Philips Medical Systems and Vasomedical. The worldwide market potential for BioZ products is estimated to be $5 billion and an additional $800 million in recurring annual revenue for sensors. For additional information or to request an investor package, refer to the company's Web site at www.cdic.com.

    Forward-Looking (Safe Harbor) Statement:

    Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as anticipated annual profitability, market size, potential, growth and penetration rates, the accuracy of which is necessarily subject to uncertainties and risks including the company's sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the company's filings with the SEC, including its 2002 Form 10-K. The company does not undertake to update the disclosures contained in this press release.


                   CardioDynamics -- The ICG Company
             In thousands (except per share information)

----------------------------------------------------------------------

Operational Results:              Three Months Ended Nine Months Ended
---------------------------------
                                       August 31,        August 31,
                                  ------------------ -----------------
                                      2003    2002     2003     2002

----------------------------------------------------------------------

    Net Sales                        $7,808  $6,278  $21,478  $16,267
    Cost of Sales                     1,768   1,411    5,072    4,250
                                  ---------- ------- -------- --------
    Gross Margin                      6,040   4,867   16,406   12,017
    Research and Development            782     559    2,302    1,812
    Selling and Marketing             3,935   3,522   11,286    9,292
    General and Administrative          528     534    1,506    1,395
                                  ---------- ------- -------- --------
    Income (Loss) from Operations       795     252    1,312     (482)
    Other Income, net                   102      87      267      239
    Provision for Income Taxes          (64)      0     (112)      (1)
                                  ---------- ------- -------- --------
    Net Income (Loss)                  $833    $339   $1,467    $(244)

                                  ========== ======= ======== ========
    Net Income (Loss) per Share,
      - Basic and Diluted             $0.02   $0.01    $0.03   $(0.01)

                                  ========== ======= ======== ========
    Weighted-average Number of
      Shares Outstanding:
      - Basic                        46,202  46,144   46,190   46,065
                                  ========== ======= ======== ========
      - Diluted                      47,562  47,063   47,296   46,065
                                  ========== ======= ======== ========


Selected Balance Sheet Data:
                                               August  November
                                                 31,      30,
                                                2003     2002   Change
----------------------------------------------------------------------

    Cash and Short-term Investments            $7,831   $6,879     14%
    Accounts Receivable, net                    8,268    8,616    (4%)
    Inventory, net                              3,665    3,474      5%
    Current Assets                             22,449   21,446      5%
    Long-term Assets                            1,783    2,120   (16%)
    Total Assets                               24,755   23,566      5%
    Current Liabilities                         2,627    3,282   (20%)
    Long-term Liabilities                         771      560     38%
    Total Liabilities                           3,398    3,842   (12%)
    Shareholders' Equity                       21,357   19,724      8%



    CONTACT: CardioDynamics, San Diego
             Bonnie Ortega, 888-522-2342, Ext. 1005
             bortega@cardiodynamics.com
                 or
             Irene Paigah, 888-522-2342, Ext. 1012
             ipaigah@cardiodynamics.com